Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

Business Overview

The Information Systems & Global Solutions business segment of Lockheed Martin Corporation (“IS&GS”) is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are located primarily in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries. For the years ended December 31, 2015, 2014 and 2013, IS&GS derived 88%, 91% and 95%, respectively, of its revenues from the U.S. Government (including 26%, 30% and 35% from the DoD, respectively).

IS&GS operates and reports its financial results as a single operating segment. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base. Although the business is managed and resources are allocated as a single operating segment, certain information regarding sectors and functional capabilities is presented below for purposes of providing an understanding of the IS&GS business.

Separation from Lockheed Martin and Combination with Leidos

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction. The transaction will be structured such that initially IS&GS will be contributed to a newly formed wholly owned subsidiary, Abacus Innovations Corporation (“Abacus”), and the common stock of Abacus will be distributed to Lockheed Martin stockholders either through a pro rata dividend in a spin-off transaction, an exchange offer pursuant to which Lockheed Martin shareholders will elect whether to exchange shares of Lockheed Martin common stock for shares of Abacus common stock in a split-off transaction, or a combination split-off and spin-off transaction. Following the distribution, Abacus will merge with a subsidiary of Leidos and each share of Abacus common stock held by Lockheed Martin stockholders will automatically convert into one share of Leidos common stock upon completing the merger. Immediately after the completion of the transactions, approximately 50.5% of the outstanding shares of Leidos common stock (approximately 77 million shares) are expected to be held by pre-merger Abacus (former Lockheed Martin) stockholders on a fully-diluted basis. Pre-merger Leidos stockholders are expected to hold approximately 49.5% of the outstanding shares of Leidos common stock on a fully diluted basis. Lockheed Martin will not receive or hold any shares of Leidos common stock. As part of the transaction, Lockheed Martin will also receive a one-time special cash payment of $1.8 billion.

On July 11, 2016 Lockheed Martin commenced an exchange offer in which Lockheed Martin stockholders have the opportunity, but are not required, to exchange shares of Lockheed Martin common stock for shares of Abacus common stock, which will automatically convert into shares of Leidos common stock upon completion of the merger. Only those stockholders that elect to participate in the exchange offer will receive shares of Leidos common stock in the merger transaction, provided that, if the exchange offer is not fully subscribed, Lockheed Martin will distribute the remaining shares pro rata in respect of all shares not tendered, and the shares distributed will also be converted into Leidos common stock in the merger. Lockheed Martin retains the right to distribute the shares of Abacus common stock by means of a spin-off or split-off transaction until the exchange offer is completed. Both the exchange and merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

The transactions remain subject to customary closing conditions, including approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger, regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and the receipt of solvency opinions and opinions of tax counsel. The antitrust and competition reviews in the U.S. and the U.K., which were each conditions to closing, have been completed. The transaction is expected to close in the third quarter of 2016.

Results of Operations

Throughout the periods included in these combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The combined financial results of IS&GS have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The historical results of operations, financial condition and cash flows of IS&GS discussed in this document may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they indicative of IS&GS’ future results of operations, financial condition and cash flows.

The results of operations include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions. These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

IS&GS closes its books and records on the last Sunday of the calendar quarter, which was on June 26 for the first six months of 2016 and June 28 for the first six months of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The following table sets forth IS&GS’ combined statements of operations for the periods indicated (in millions):

	Six Months Ended
	June 26, 2016	June 28, 2015
Revenues	$2,683	$2,809
Cost of revenues
Cost of revenues	(2,430)	(2,586)
Severance charges	(19)	—

Total cost of revenues	(2,449)	(2,586)

Gross profit	234	223
Other income, net	13	15

Earnings before income taxes	247	238
Income tax expense	(87)	(83)

Net earnings	160	155

Less: net earnings attributable to non-controlling interest	3	2

Net earnings attributable to parent	$157	$153

IS&GS’ revenues and earnings are primarily derived from contracts for services and solutions provided to the U.S. Government. IS&GS accounts for these contracts using the percentage-of-completion method of accounting, which requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Many of IS&GS’ contracts span multiple years and include complex technical requirements. At the outset of a contract, IS&GS identifies and monitors risks to the achievement of the technical, schedule and cost aspects of the contract and assesses the effects of those risks on its estimates of total costs to complete the contract.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

The estimates consider the technical requirements (e.g., a newly-developed solution versus a mature solution), the schedule and associated tasks (e.g., the number and type of milestone events) and costs (e.g., material, labor, subcontractor and overhead).

Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and is subject to change. The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract which decreases the estimated total costs to complete the contract. Conversely, IS&GS’ profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably, or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. When estimates of total costs to be incurred exceed estimates of total revenues to be earned for a contract accounted for using the percentage-of-completion method of accounting, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Changes in revenues and gross profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or gross profit resulting from varying levels of services or solutions. Volume changes in gross profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of revenues, gross profit and margins may be impacted favorably or unfavorably by changes in profit booking rates described in the preceding paragraph. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments, increased gross profit by $110 million and $85 million for the first six months of 2016 and 2015, respectively. These adjustments increased net earnings by $72 million and $55 million for the first six months of 2016 and 2015, respectively. The increase in combined net adjustments in the first six months of 2016 compared to the same period in 2015 is primarily attributable to higher profit adjustments of approximately $30 million resulting from contract close-out activities and completion of various programs, including a human resources outsourcing program with the Department of Homeland Security (the “HR Access program”), and, to a lesser extent, improved program performance; and approximately $20 million due to reserves recorded in the first six months of 2015 that were not repeated in the first six months of 2016 on various programs. These increases were partially offset by a negative profit adjustment resulting from development issues on a program to consolidate, modernize and operate data centers for the Australian Department of Defence Chief Information Officer Group (the “CIOG program”), caused by unanticipated challenges in application remediation and data center migration activities. A first quarter 2016 technical baseline review was conducted with the customer, which resulted in cost and schedule changes to the program. Accordingly, IS&GS recognized a change in estimate on this program resulting in the recognition of a $40 million negative profit adjustment in the first six months of 2016.

Cost of revenues consists of materials, labor, subcontracting costs, an allocation of indirect costs (overhead and general and administrative costs) and an allocation of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. Allocations for management costs and corporate support services provided to IS&GS totaled $105 million and $141 million for the first six months of 2016 and 2015, respectively. The nature and amount of costs are monitored at the contract level in forming the basis for estimating total costs to complete each contract.

The provision for income taxes represents income taxes paid or payable for the current period, plus the change in deferred taxes during the period. In general, the taxable income of the IS&GS business was included in Lockheed Martin’s combined U.S. federal tax returns, and, where applicable, in jurisdictions around the world. As a result, separate U.S. federal income tax returns were not prepared for most IS&GS entities. IS&GS’ current portion of U.S. and certain non-U.S. income taxes payable is deemed to have been remitted to Lockheed Martin in the period the related tax expense was recorded. Consequently, current income taxes payable are deemed to have been settled with Lockheed Martin in each period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

Revenues

Revenues in the first six months of 2016 decreased $126 million, or 4 percent, compared to the same period in 2015. The decrease was primarily attributable to lower revenues of approximately $115 million as a result of the completion of certain programs to provide IT solutions such as hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies (primarily the U.S. Army Corps of Engineers (“ACE”) IT program) and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed; and approximately $10 million due to lower volume, primarily as a result of schedule delays caused by the development issues on the CIOG program mentioned above.

Cost of Revenues

Cost of revenues in the first six months of 2016 decreased $156 million, or 6 percent, compared to the same period in 2015. The decrease was primarily attributable to lower cost of revenues of approximately $195 million driven by the reasons stated above for lower revenues on IT programs with U.S. defense and intelligence agencies (ACE IT) and improved program performance; risk retirements resulting from contract close-out activities; reserves recorded in the first six months of 2015 that were not repeated in the first six months of 2016; and decreases in various corporate expenses allocated from Lockheed Martin. These decreases were partially offset by approximately $40 million due to the negative profit adjustment for the development issues on the CIOG program mentioned above.

Severance Charges

During the first six months of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. As of June 26, 2016, IS&GS had paid approximately $4 million in severance payments associated with this action, with the remainder expected to be paid by the end of 2016.

Other Income, Net

Other income, net was $13 million in the first six months of 2016 and $15 million in the first six months of 2015 and is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include Kwajalein Range Services, LLC and Consolidated Nuclear Services, LLC.

Earnings Before Income Taxes

Pretax earnings in the first six months of 2016 increased $9 million, or 4 percent, compared to the same period in 2015. Pretax earnings as a percentage of revenues was 9.2% in the six months of 2016, compared to 8.5% in the first six months of 2015. The increases were attributable to cost of revenues declining at a higher rate than revenues as a result of approximately $35 million due to decreases in various corporate expenses allocated from Lockheed Martin; $30 million from contract close-out activities and the completion of various programs and, to a lesser extent, improved program performance; and $20 million due to reserves recorded in the first six months of 2015 that were not repeated in the first six months of 2016. These increases were partially offset by approximately $40 million as a result of the development issues on the CIOG program mentioned above; approximately $19 million as a result of severance charges recognized in the first six months of 2016 that did not occur in the same period in 2015; and due to lower revenues.

Income Tax Expense

IS&GS’ effective income tax rate was 35.2% in the first six months of 2016, compared to 34.9% in the same period in 2015. The rates for both periods benefited from the favorable impact of tax deductions for U.S. manufacturing activities and net earnings attributable to non-controlling interest. These favorable impacts on the rate in the first six months of 2016 were more than offset by the unfavorable impact of adjustments for foreign activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

Liquidity and Cash Flows

As part of Lockheed Martin, IS&GS is dependent upon Lockheed Martin for all of its working capital and financing requirements as Lockheed Martin uses centralized cash management and financing programs. Financial transactions relating to the IS&GS business are accounted for through the net parent investment account of the IS&GS business. The cash reflected on the combined financial statements represents cash on hand at certain foreign and domestic entities that do not participate in Lockheed Martin’s centralized cash management program. During the first six months of 2016 and 2015, IS&GS generated sufficient cash from operating activities to fund its ongoing operations.

Lockheed Martin has been advised by Leidos that, following the consummation of the Transaction, Leidos expects to deploy its sources of liquidity and its capital resources to continue to provide the support to the IS&GS business that previously was provided by Lockheed Martin. Leidos also has advised Lockheed Martin that the funding of ongoing operations and potential business acquisitions subsequent to the Transaction was taken into account by Leidos when the cost savings and synergies expected to result from the Transaction were estimated. There can be no assurances that Leidos will provide this funding.

Cash received from customers, either from the payment of invoices for work performed or for advances in excess of costs incurred, is IS&GS’ primary source of cash. IS&GS generally does not begin work on contracts until funding is appropriated by the customer. However, IS&GS management may determine to fund customer programs pending government appropriations and has been doing so with increased frequency. If IS&GS incurs costs in excess of funds obligated on the contract, IS&GS is at risk for reimbursement of the excess costs.

At June 26, 2016, IS&GS held cash of $35 million, of which approximately $20 million was held outside of the U.S. by international subsidiaries. Although those balances are generally available to fund ordinary business operations without legal or other restrictions, a significant portion is not immediately available to fund U.S. operations unless repatriated. If this cash had been repatriated at June 26, 2016, the amount of additional U.S. federal income tax that would have been due after considering foreign tax credits would not be significant. In connection with the Transaction, Splitco expects to incur indebtedness of $1.84 billion.

The following table provides a summary of IS&GS’ cash flow information followed by a discussion of the key elements (in millions):

	Six Months Ended
	June 26, 2016	June 28, 2015
Cash at beginning of period	$39	$61
Operating activities
Net earnings	160	155
Non-cash adjustments	46	41
Changes in working capital	—	132
Other, net	13	(58)

Net cash provided by operating activities	219	270
Net cash used for investing activities	(7)	(5)
Net cash used for financing activities	(217)	(279)
Effect of foreign exchange rate changes on cash	1	(3)

Net change in cash	(4)	(17)

Cash at end of period	$35	$44

Operating Activities

Net cash provided by operating activities decreased $51 million in the first six months of 2016 as compared to the same period in 2015. The decrease was primarily attributable to a $132 million decline in cash flows generated from changes in working capital (defined as receivables and inventories less accounts payable and customer advances and amounts in excess of costs incurred). The net decrease in cash flows generated from working capital changes was due to the timing of billing cycles affecting customer advances and progress payments for various programs (primarily technical services programs and the Defense Information Systems Agency’s Global Information Grid Services Management Operations program) and the timing of customer payments on accounts receivable for certain programs (primarily Department of Energy contracts and the CIOG contract). These decreases were partially offset by a $71 million increase in net cash flows for various prepaid and other assets and liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE INFORMATION SYSTEMS & GLOBAL SOLUTIONS BUSINESS

FOR THE SIX MONTHS ENDED JUNE 26, 2016 AND JUNE 28, 2015

Investing Activities

IS&GS made capital expenditures of $7 million in the first six months of 2016 and $5 million in the same period in 2015. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash used for financing activities was $217 million in the first six months of 2016, a decrease of $62 million from cash used for financing activities of $279 million in the same period in 2015. The decrease was primarily due to a decrease in net transfers from IS&GS to Lockheed Martin of $52 million under Lockheed Martin’s centralized cash management and financing programs.